UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                   PAY88, INC.
             (Exact name of registrant as specified in its charter)

            Nevada                                               20-3136572
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)


                            1053 North Barnstead Road
                               Barnstead, NH 03225
                              Phone: (603) 776-6044
               (Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

         Title of each class to         Name of each exchange on which each
           be so registered:                class is to be registered:
                 None                                 None


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:
File No. 333-125581 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: Common Shares, $0.001 value (Title of class)

Item 1.  Description of Registrant's Securities to be Registered.

The following description of the authorized capital of Pay88, Inc. (the "Company" or "we") does not purport to be complete and is subject to and qualified in its entirety by our Articles of Incorporation, which is included as an exhibit to the registration statement of which this prospectus forms a part, and by the applicable provisions of the general corporation law of Nevada.

The total number of shares of stock which we have authority to issue is One Hundred and Five Million (105,000,000), which consists of the following: (a) 100,000,000 shares of common stock, par value $0.001 per share (the "Common Stock"), of which 10,000,000 are issued and outstanding; and (b) 5,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), of which no shares are issued and outstanding.

Common Stock

Subject to the rights of holders of shares of Preferred Stock in the future, if any, holders of our Common Stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore. There are presently no plans to pay dividends with respect to our Common Stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our shares of Preferred Stock, if any, our assets will be divided pro rata on a per share basis among the holders of our Common Stock. The Common Stock is not subject to any liability for further assessments.

Each holder of the Common Stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of the Common Stock have no preemptive, conversion, subscription or cumulative voting rights.

Preferred Stock

Shares of the Preferred Stock are not included in this registration statement. There are no issued and outstanding shares of Preferred Stock. Our Board of Directors has the authority, without further action by the holders of the outstanding shares of Common Stock, to issue shares of Preferred Stock with rights superior to the rights of the holders of shares of Common Stock from time to time in one or more series, to fix the number of shares constituting any series, and to fix the terms of any such series, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference or such series. As a result, shares of Preferred Stock could be issued quickly and easily, negatively affecting the rights of holders of shares of Common Stock and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because we may issue an unlimited number of shares of Preferred Stock in order to raise capital for our operations, the ownership interest of the holders of Common Stock may be diluted which results in the percentage of ownership of such holders in us decreasing.

Item 2. Exhibits.

Exhibit No.      Description
-----------      -----------

3.1              Articles of Incorporation*
3.3              Bylaws*
4.1              Specimen Stock Certificate*

* Previously filed with the Registrant's Registration Statement on Form SB-2, file number 333-125581, filed with the SEC on October 14, 2005, and incorporated herein by reference

                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:    February 7, 2006


                                                 PAY88, INC.


                                                 By:    /s/ Guo Fan
                                                        -----------
                                                 Title: Guo Fan
                                                 Name:  President and
                                                        Chief  Executive Officer